Exhibit (a)(5)(iii)

May 31, 2000



Merrill Lynch Municipal Strategy Fund, Inc., April 30, 2000 (Unaudited)

SCHEDULE OF INVESTMENTS                                                                                (in Thousands)
                 S&P       Moody's    Face
STATE            Ratings   Ratings   Amount   Issue                                                             Value
Arizona--3.9%                                 Phoenix, Arizona, IDA, Airport Facility Revenue
                                              Refunding Bonds (America West Airlines Inc. Project), AMT:
                 NR*       B1       $ 2,000      6.25% due 6/01/2019                                          $  1,767
                 NR*       B1         1,600      6.30% due 4/01/2023                                             1,409
                 B+        Ba3        2,000   Pima County, Arizona, IDA, Industrial Revenue
                                              Refunding Bonds (Tucson Electric Power Company Project),
                                              Series B, 6% due 9/01/2029                                         1,752
                 NR*       NR*          970   Show Low, Arizona, Improvement District No. 5, Special
                                              Assessment Bonds, 6.375% due 1/01/2015                               971

California--7.7% AAA       NR*        5,250   California Health Facilities Finance Authority,
                                              Revenue Refunding Bonds, RIB, Series 90, 5.465% due
                                              8/15/2028 (a)(e)                                                   4,357
                 AA-       Aa3        6,725   California State, GO, Refunding (Veterans Bonds), AMT,
                                              Series BH, 5.60% due 12/01/2032                                    6,306
                                              Los Angeles County, California, Schools Regionalized
                                              Business Services, COP, Pooled Financing, Series A (c):
                 AAA       Aaa        1,430      5.90%** due 8/01/2019                                             460
                 AAA       Aaa        2,510      6%** due 8/01/2029                                                428

Colorado--1.0%   NR*       NR*        1,500   Denver, Colorado, Urban Renewal Authority, Tax Increment
                                              Revenue Bonds (Pavilions), AMT, 7.75% due 9/01/2016                1,587

Connecticut      NR*       NR*          750   Connecticut State Development Authority, IDR (AFCO Cargo
--5.2%                                        BDL-LLC Project), AMT, 7.35% due 4/01/2010                           748
                 AAA       Aaa        4,355   Connecticut State Special Tax Obligation Revenue Bonds,
                                              Transportation Infrastructure, Series A, 6% due 12/01/2018 (b)     4,471
                 AAA       Aaa        2,545   University of Connecticut, GO, Series A, 5.75% due
                                              3/01/2016 (b)                                                      2,596

Florida--6.9%    AAA       Aaa        2,610   Miami-Dade County, Florida, Aviation Revenue Bonds
                                              (Miami International Airport), Series B, 5.75% due
                                              10/01/2019 (b)                                                     2,617
                 NR*       NR*        2,500   Orange County, Florida, School Board, COP, RIB,
                                              Series 130, 5.07% due 8/01/2023 (a)(e)                             2,068
                 NR*       B1         2,260   Palm Bay, Florida, Lease Revenue Refunding Bonds
                                              (Florida Education and Research Foundation Project),
                                              Series A, 6.85% due 9/01/2013                                      2,101
                 A1+       VMIG1++    3,700   Saint Lucie County, Florida, PCR, Refunding (Florida
                                              Power and Light Company Project), VRDN, 5.80% due 1/01/2026 (g)    3,700

Georgia--2.2%    AAA       Aa2        3,250   Georgia State, HFA, S/F Mortgage Revenue Refunding
                                              Bonds, Series A, Sub-Series A-1, 6.125% due 12/01/2015 (h)         3,267

Illinois--3.7%   NR*       NR*          935   Beardstown, Illinois, IDR (Jefferson Smurfit Corp.
                                              Project), 8% due 10/01/2016                                          977
                 AAA       Aaa        3,285   Illinois Development Finance Authority Revenue Bonds
                                              (Presbyterian Home Lake Project), Series B, 6.30% due
                                              9/01/2022 (d)                                                      3,338
                 NR*       Baa1       1,250   Illinois Health Facilities Authority Revenue Bonds
                                              (Holy Cross Hospital Project), 6.70% due 3/01/2014                 1,249

Indiana--2.0%    BBB-      Baa2       3,000   Indiana State Development Finance Authority, Environmental
                                              Revenue Refunding and Improvement Bonds (USX Corporation
                                              Project), 6.15% due 7/15/2022                                      2,775
                 A1+       VMIG1++      200   Princeton, Indiana, PCR, Refunding (PSI Energy
                                              Incorporated Project), VRDN, 6.05% due 4/01/2022 (g)                 200

Louisiana--3.8%  A1+       VMIG1++    2,000   Louisiana State Offshore Terminal Authority, Deepwater
                                              Port Revenue Refunding Bonds (First Stage A-Loop Inc.),
                                              VRDN, 5.85% due 9/01/2008 (g)                                      2,000
                 CC        NR*        4,000   Port New Orleans, Louisiana, IDR, Refunding (Continental
                                              Grain Company Project), 6.50% due 1/01/2017                        3,770

Maryland--2.0%   NR*       NR*        3,000   Maryland State Energy Financing Administration, Limited
                                              Obligation Revenue Bonds (Cogeneration-AES Warrior Run),
                                              AMT, 7.40% due 9/01/2019                                           3,057

Massachusetts--  A         NR*        2,000   Massachusetts State Health and Educational Facilities
1.3%                                          Authority Revenue Bonds (Schepens Eye Research Project),
                                              Series A, 6.50% due 7/01/2028                                      2,030

Michigan--2.1%   AAA       Aaa        3,100   Michigan State Hospital Finance Authority, Revenue
                                              Refunding Bonds, INFLOS, 8.412% due 2/15/2022 (d)(e)               3,135

Minnesota--1.3%  NR*       Aa1        2,050   Robbinsdale, Minnesota, Independent School District
                                              Number 281, GO, 5.50% due 2/01/2017                                2,021

Mississippi--    BBB-      Ba1        5,000   Mississippi Business Finance Corporation, Mississippi,
3.7%                                          PCR, Refunding (System Energy Resources Inc. Project),
                                              5.875% due 4/01/2022                                               4,324
                 NR*       NR*        1,300   Mississippi Development Bank, Special Obligation
                                              Revenue Refunding Bonds (Diamond Lakes Utilities),
                                              Series A, 6.25% due 12/01/2017                                     1,223

Nevada--1.0%     NR*       NR*        1,530   Reno-Sparks Convention and Visitors Authority, Nevada,
                                              Limited Obligation Revenue Refunding Bonds, 6.40% due
                                              11/01/2003                                                         1,550

New Jersey                                    New Jersey Health Care Facilities Financing Authority,
--2.2%                                        Revenue Refunding Bonds:
                 BBB-      Baa3       2,500   (Englewood Hospital and Medical Center), 6.75%
                                              due 7/01/2024                                                      2,283
                 BBB-      Baa3       1,200   (Saint Elizabeth Hospital Obligation Group), 6%
                                              due 7/01/2014                                                      1,032

New Mexico--2.6%                              Farmington, New Mexico, PCR, Refunding (Public Service
                                              Company-San Juan Project):
                 BBB-      Baa3       3,000      Series A, 6.30% due 12/01/2016                                  2,910
                 BBB-      Baa3       1,000      Series D, 6.375% due 4/01/2022                                    955

New York--16.0%  NR*       Aaa        3,000   New York City, New York, City Municipal Water
                                              Finance Authority, Water and Sewer System
                                              Revenue Bonds, RITR, Series 11, 6.22% due 6/15/2026 (d)(e)         2,948
                                              New York City, New York, GO, Refunding, Series G:
                 AAA       Aaa        2,090      5.75% due 2/01/2014 (a)                                         2,116
                 AAA       Aaa        2,000      5.75% due 2/01/2014 (b)                                         2,025
                 AAA       NR*        1,505   New York City, New York, GO, Series H, 5% due 3/15/2029 (d)        1,285
                 A         A3         2,500   New York City, New York, IDA, Special Facility Revenue
                                              Bonds (Terminal One Group Association Project), AMT,
                                              6% due 1/01/2019                                                   2,491


Portfolio Abbreviations


To simplify the listings of Merrill Lynch Municipal Strategy Fund, Inc.'s portfolio holdings in the Schedule of Investments, we have abbreviated the names of many of the securities according to the list below and at right.

AMT         Alternative Minimum Tax (subject to)
COP         Certificates of Participation
EDA         Economic Development Authority
GO          General Obligation Bonds
HFA         Housing Finance Agency
IDA         Industrial Development Authority
IDR         Industrial Development Revenue Bonds
INFLOS      Inverse Floating Rate Municipal Bonds
PCR         Pollution Control Revenue Bonds
RIB         Residual Interest Bonds
RITR        Residual Interest Trust Receipts
S/F         Single-Family
VRDN        Variable Rate Demand Notes


Merrill Lynch Municipal Strategy Fund, Inc., April 30, 2000

SCHEDULE OF INVESTMENTS (concluded)                                                                   (in Thousands)
                 S&P       Moody's    Face
STATE            Ratings   Ratings   Amount   Issue                                                             Value
New York                                      New York State Thruway Authority, Highway and Bridge
(concluded)                                   Trust Fund Revenue Bonds, Series A (d):
                 AAA       Aaa      $ 2,850      6% due 4/01/2015                                             $  2,963
                 AAA       Aaa        2,625      6% due 4/01/2016                                                2,718
                 AAA       Aaa       10,000   Port Authority of New York and New Jersey,
                                              Consolidated Revenue Bonds, 116th Series,
                                              4.25% due 10/01/2026 (b)                                           7,608

North Carolina   BBB       Baa3       2,000   North Carolina Eastern Municipal Power Agency,
--2.5%                                        Power System Revenue Bonds, Series D, 6.70% due 1/01/2019          2,019
                 AA        Aa2        1,795   North Carolina HFA, S/F Revenue Bonds, Series II,
                                              6.20% due 3/01/2016 (h)                                            1,811

Ohio--2.3%       NR*       Baa3       3,000   Franklin County, Ohio, Hospital Revenue Bonds
                                              (Doctors of Ohio Health Corp.), Series A, 5.60%
                                              due 12/01/2028                                                     2,157
                 NR*       NR*        1,400   Ohio State Higher Educational Facility, Commission
                                              Revenue Bonds (University of Findlay Project),
                                              6.125% due 9/01/2016                                               1,400

Oklahoma--1.2%   AAA       NR*        1,650   Holdenville, Oklahoma, Industrial Authority,
                                              Correctional Facility Revenue Bonds, 6.6% due
                                              7/01/2006 (f)(i)                                                   1,786

Pennsylvania     NR*       NR*        1,750   Pennsylvania Economic Development Financing
--5.5%                                        Authority, Exempt Facilities Revenue Bonds (National
                                              Gypsum Company), AMT, Series A, 6.25% due 11/01/2027               1,591
                 AAA       Aaa        6,000   Philadelphia, Pennsylvania, Airport Revenue Refunding
                                              Bonds, AMT, 5.375% due 6/15/2015 (b)                               5,693
                 NR*       NR*        1,000   Philadelphia, Pennsylvania, Authority for IDR, Refunding,
                                              Commercial Development (Doubletree), Series A, 6.50%
                                              due 10/01/2027                                                       949

South Carolina   AAA       Aaa        1,000   Fairfield County, South Carolina, PCR (South Carolina
--0.7%                                        Electric and Gas), 6.50% due 9/01/2014 (a)                         1,055

Tennessee--1.1%  NR*       NR*        1,610   Hardeman County, Tennessee, Correctional Facilities
                                              Corporation Revenue Bonds, 7.75% due 8/01/2017                     1,646

Texas--2.3%      BB        Baa3       2,000   Lower Colorado River Authority, Texas, PCR (Samsung
                                              Austin Semiconductor), AMT, 6.95% due 4/01/2030                    1,985
                 NR*       NR*        1,500   North Central Texas, Health Facility Development
                                              Corporation, Retirement Facility Revenue Bonds
                                              (Northwest Senior Housing), Series A, 7.50% due 11/15/2029         1,430

Utah--3.1%       NR*       NR*        1,000   Tooele County, Utah, PCR, Refunding (Laidlaw
                                              Environmental), AMT, Series A, 7.55% due 7/01/2027                   150
                 AAA       Aaa        4,495   Utah State, HFA, S/F Mortgage Revenue Refunding Bonds,
                                              AMT, Series C-2, Class I, 6.05% due 7/01/2022                      4,467

Virginia--8.2%   NR*       NR*        1,500   Dulles Town Center, Virginia, Community Development
                                              Authority, Special Assessment Tax (Dulles Town Center
                                              Project), 6.25% due 3/01/2026                                      1,392
                 AAA       Aaa        5,000   Fairfax County, Virginia, EDA, Resource Recovery Revenue
                                              Refunding Bonds, AMT, Series A, 6.10% due 2/01/2011 (c)            5,292
                 AAA       Aaa        2,150   Norfolk, Virginia, Water Revenue Bonds, 5.875%
                                              due 11/01/2020 (a)                                                 2,158
                 NR*       NR*        1,750   Peninsula Ports Authority, Virginia, Revenue Refunding
                                              Bonds (Port Facility-Zeigler Coal), 6.90% due 5/02/2022            1,428
                                              Pocahontas Parkway Association, Virginia, Toll Road
                                              Revenue Bonds:
                 NR*       Ba1        6,200      First Tier, Sub-Series C, 6.25%** due 8/15/2031                   574
                 BBB-      Baa3      11,960      Senior Series B, 5.95%** due 8/15/2029                          1,485

Washington       AAA       Aaa        2,135   Grant County, Washington, Public Utility District
--1.4%                                        Number 002, Wanapum Hydro Electric Revenue Bonds, AMT,
                                              Second Series, Series B, 5.90% due 1/01/2021 (a)                   2,094

Wyoming--1.7%    AA        NR*        2,500   Wyoming Student Loan Corporation, Student Loan
                                              Revenue Refunding Bonds, Series A, 6.20% due 6/01/2024             2,508

                 Total Investments (Cost--$155,517)--98.6%                                                     148,658

                 Other Assets Less Liabilities--1.4%                                                             2,156
                                                                                                              --------
                 Net Assets--100.0%                                                                           $150,814
                                                                                                              ========


(a)  MBIA Insured.
(b)  FGIC Insured.
(c)  AMBAC Insured.
(d)  FSA Insured.
(e) The interest rate is subject to change periodically and inversely based upon prevailing market rates. The interest rate shown is the rate in effect at April 30, 2000.
(f)  Connie Lee Insured.
(g) The interest rate is subject to change periodically based upon prevailing market rates. The interest rate shown is the rate in effect at April 30, 2000.
(h)  FHA Insured.
(i)  Prerefunded.
  *  Not Rated.
 ** Represents a zero coupon bond; the interest rate shown is the effective yield at the time of purchase by the Fund.
 ++  Highest short-term rating by Moody's Investors Service, Inc.

     See Notes to Financial Statements.




Quality
Profile

The quality ratings of securities in the Fund as of April 30, 2000 were as follows:

                                        Percent of
S&P Rating/Moody's Rating               Net Assets

AAA/Aaa                                    45.7%
AA/Aa                                       8.4
A/A                                         3.0
BBB/Baa                                    15.4
BB/Ba                                       1.5
B/B                                         3.5
CC/Ca                                       2.5
NR(Not Rated)                              14.7
Other++                                     3.9


++Temporary investments in short-term municipal securities.


Merrill Lynch Municipal Strategy Fund, Inc., April 30, 2000

STATEMENT OF ASSETS, LIABILITIES AND CAPITAL
                    As of April 30, 2000
Assets:             Investments, at value (identified cost--$155,516,589)                                   $148,658,281
                    Cash                                                                                          40,798
                    Receivables:
                      Interest                                                             $  2,382,219
                      Capital shares sold                                                        87,634
                      Securities sold                                                            35,362        2,505,215
                                                                                           ------------
                    Deferred organization expenses                                                                62,645
                    Prepaid registration fees and other assets                                                    11,190
                                                                                                            ------------
                    Total assets                                                                             151,278,129
                                                                                                            ------------

Liabilities:        Payables:
                      Dividends to shareholders                                                  98,761
                      Investment advisory fees                                                   46,529
                      Administration fees                                                        29,080          174,370
                                                                                           ------------
                    Accrued expenses and other liabilities                                                       289,306
                                                                                                            ------------
                    Total liabilities                                                                            463,676
                                                                                                            ------------

Net Assets:         Net assets                                                                              $150,814,453
                                                                                                            ============

Capital:            Capital Stock (200,000,000 shares authorized):
                      Preferred Stock, par value $.10 per share
                      (2,480 shares of AMPS* issued and 2,320 shares
                      outstanding at $25,000 per share liquidation preference)                              $ 58,000,000
                      Common Stock, par value $.10 per share (10,732,507 shares
                      issued and outstanding)                                             $   1,073,251
                    Paid-in capital in excess of par                                        109,394,253
                    Undistributed investment income--net                                         22,091
                    Accumulated realized capital losses on investments--net                  (7,410,804)
                    Accumulated distributions in excess of realized capital
                    gains on investments--net                                                (3,406,030)
                    Unrealized depreciation on investments--net                              (6,858,308)
                                                                                           ------------
                    Total--Equivalent to $8.65 net asset value per share
                    of Common Stock                                                                           92,814,453
                                                                                                            ------------
                    Total capital                                                                           $150,814,453
                                                                                                            ============
                   *Auction Market Preferred Stock.

                    See Notes to Financial Statements.

STATEMENT OF OPERATIONS
                    For the Six Months Ended April 30, 2000
Investment          Interest and amortization of premium and discount earned                                $  4,809,137
Income:

Expenses:           Investment advisory fees                                               $    381,385
                    Administrative fees                                                         190,693
                    Commission fees                                                              74,072
                    Professional fees                                                            66,495
                    Transfer agent fees                                                          60,258
                    Printing and shareholder reports                                             54,240
                    Amortization of organization expenses                                        31,356
                    Registration fees                                                            25,668
                    Accounting services                                                          24,400
                    Directors' fees and expenses                                                 13,651
                    Custodian fees                                                                7,047
                    Pricing fees                                                                  4,437
                    Other                                                                        17,779
                                                                                           ------------
                    Total expenses before reimbursement                                         951,481
                    Reimbursement of expenses                                                   (76,277)
                                                                                           ------------
                    Total expenses after reimbursement                                                           875,204
                                                                                                            ------------
                    Investment income--net                                                                     3,933,933
                                                                                                            ------------

Realized &          Realized loss on investments--net                                                         (6,270,225)
Unrealized          Change in unrealized appreciation/depreciation on investments--net                         3,677,986
Gain (Loss) on                                                                                              ------------
Investments--Net:   Net Increase in Net Assets Resulting from Operations                                    $  1,341,694
                                                                                                            ============

                    See Notes to Financial Statements.


Merrill Lynch Municipal Strategy Fund, Inc., April 30, 2000

STATEMENTS OF CHANGES IN NET ASSETS
                                                                                            For the Six         For the
                                                                                            Months Ended      Year Ended
                                                                                              April 30,       October 31,
                    Increase (Decrease) in Net Assets:                                          2000             1999
Operations:         Investment income--net                                                 $  3,933,933     $  7,955,477
                    Realized loss on investments--net                                        (6,270,225)      (3,963,881)
                    Change in unrealized appreciation/depreciation on
                    investments--net                                                          3,677,986      (16,190,234)
                                                                                           ------------     ------------
                    Net increase (decrease) in net assets resulting
                    from operations                                                           1,341,694      (12,198,638)
                                                                                           ------------     ------------

Dividends &         Investment income--net:
Distributions to      Common Stock                                                           (2,857,155)      (6,440,369)
Shareholders:         Preferred Stock                                                        (1,075,018)      (1,494,777)
                    In excess of realized gain on investments--net:
                      Common Stock                                                                   --       (2,910,041)
                      Preferred Stock                                                                --         (495,989)
                                                                                           ------------     ------------
                    Net decrease in net assets resulting from dividends and
                    distributions to shareholders                                            (3,932,173)     (11,341,176)
                                                                                           ------------     ------------

Capital Stock       Proceeds from issuance of Preferred Stock                                        --       10,000,000
Transactions:       Net proceeds from issuance of Common Stock                               (6,768,878)      10,374,468
                                                                                           ------------     ------------
                    Net increase (decrease)in net assets derived from
                    capital stock transactions                                               (6,768,878)      20,374,468
                                                                                           ------------     ------------

Net Assets:         Total decrease in net assets                                             (9,359,357)      (3,165,346)
                    Beginning of period                                                     160,173,810      163,339,156
                                                                                           ------------     ------------
                    End of period*                                                         $150,814,453     $160,173,810
                                                                                           ============     ============

                   *Undistributed investment income--net                                   $     22,091     $     20,331
                                                                                           ============     ============

                    See Notes to Financial Statements.


FINANCIAL HIGHLIGHTS
                                                                                                                For the
                                                                   For the                                      Period
The following per share data and ratios have been derived         Six Months                                    Nov. 3,
from information provided in the financial statements.               Ended           For the Year Ended        1995++ to
                                                                   April 30,             October 31,            Oct. 31,
                    Increase (Decrease) in Net Asset Value:           2000      1999       1998       1997        1996
Per Share           Net asset value, beginning of period           $   8.89   $  10.96   $  10.87   $  10.17    $  10.00
Operating                                                          --------   --------   --------   --------    --------
Performance:        Investment income--net                              .36        .71        .73        .75         .68
                    Realized and unrealized gain (loss)
                    on investments--net                                (.24)     (1.75)       .35        .70         .21
                                                                   --------   --------   --------   --------    --------
                    Total from investment operations                    .12      (1.04)      1.08       1.45         .89
                                                                   --------   --------   --------   --------    --------
                    Less dividends and distributions to
                    Common Stock shareholders:
                      Investment income--net                           (.26)      (.58)      (.60)      (.59)       (.59)
                      Realized gain on investments--net                  --         --       (.19)        --          --
                      In excess of realized gain on
                      investments--net                                   --       (.27)        --         --          --
                                                                   --------   --------   --------   --------    --------
                    Total dividends and distributions to
                    Common Stock shareholders                          (.26)      (.85)      (.79)      (.59)       (.59)
                                                                   --------   --------   --------   --------    --------
                    Effect of Preferred Stock activity:++++
                      Dividends and distributions to
                      Preferred Stock shareholders:
                        Investment income--net                         (.10)      (.13)      (.13)      (.16)       (.09)
                        Realized gain on investments--net                --         --       (.07)        --          --
                        In excess of realized gain on
                        investments--net                                 --       (.05)        --         --          --
                      Capital charge resulting from
                      issuance of Preferred Stock                        --         --         --         --        (.04)
                                                                   --------   --------   --------   --------    --------
                    Total effect of Preferred Stock activity           (.10)      (.18)      (.20)      (.16)       (.13)
                                                                   --------   --------   --------   --------    --------
                    Net asset value, end of period                 $   8.65   $   8.89   $  10.96   $  10.87    $  10.17
                                                                   ========   ========   ========   ========    ========

Total Investment    Based on net asset value per share                 .25%+++ (11.94%)     8.28%     13.08%       7.81%+++
Return:**                                                          ========   ========   ========   ========    ========

Ratios Based on     Total expenses, net of reimbursement***           1.84%*     1.75%      1.61%      1.37%        .68%*
Average Net                                                        ========   ========   ========   ========    ========
Assets of           Total expenses***                                 2.00%*     1.90%      1.80%      1.83%       1.60%*
Common Stock:                                                      ========   ========   ========   ========    ========
                    Total investment income--net***                   8.27%*     6.98%      6.65%      7.14%       6.86%*
                                                                   ========   ========   ========   ========    ========
                    Amount of dividends to Preferred Stock
                    shareholders                                      2.26%*     1.31%      1.21%      1.53%        .94%*
                                                                   ========   ========   ========   ========    ========
                    Investment income--net, to Common Stock
                    shareholders                                      6.01%*     5.67%      5.44%      5.61%       5.92%*
                                                                   ========   ========   ========   ========    ========

Ratios Based on     Total expenses, net of reimbursement              1.14%*     1.17%      1.12%       .96%        .53%*
Total Average Net                                                  ========   ========   ========   ========    ========
Assets:***++++++    Total expenses                                    1.24%*     1.27%      1.25%      1.28%       1.26%*
                                                                   ========   ========   ========   ========    ========
                    Total investment income--net                      5.14%*     4.66%      4.61%      5.01%       5.40%*
                                                                   ========   ========   ========   ========    ========
Ratios Based on     Dividends to Preferred Stock
Average Net         Shareholders                                      3.72%*     2.63%      2.75%      3.58%       3.49%*
Assets of                                                          ========   ========   ========   ========    ========
Preferred Stock:

Supplemental        Net assets, net of Preferred Stock,
Data:               end of period (in thousands)                   $ 92,814   $102,174   $115,339   $101,463    $ 83,573
                                                                   ========   ========   ========   ========    ========
                    Preferred Stock outstanding,
                    end of period (in thousands)                   $ 58,000   $ 58,000   $ 48,000   $ 48,000    $ 38,000
                                                                   ========   ========   ========   ========    ========
                    Portfolio turnover                               49.62%    158.57%    141.53%    144.34%     234.41%
                                                                   ========   ========   ========   ========    ========

Leverage:           Asset coverage per $1,000                      $  2,600   $  2,762   $  3,403   $  3,114    $  3,199
Dividends Per                                                      ========   ========   ========   ========    ========
Share On            Investment income--net                         $    463   $    644    $   533   $    897    $    564
Preferred Stock                                                    ========   ========   ========   ========    ========
Outstanding:


     * Annualized.
    ** Total investment returns exclude the effects of the contingent deferred sales charge, if any. The Fund is a continuously offered, closed-end fund, the shares of which are offered at net asset value.
       Therefore, no separate market exists. The Fund's Investment Adviser voluntarily waived a portion of its management fee. Without such waiver, the Fund's performance would have been lower.
   *** Do not reflect the effect of dividends to Preferred Stock shareholders.
    ++ Commencement of operations.
  ++++ The Fund's Preferred Stock was initially issued on March 11, 1996.
++++++ Includes Common and Preferred Stock average net assets.
   +++ Aggregate total investment return.

       See Notes to Financial Statements.



Merrill Lynch Municipal Strategy Fund, Inc., April 30, 2000


NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:
Merrill Lynch Municipal Strategy Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a continuously offered, non-diversified, closed-end management investment company. The Fund's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal recurring nature. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Municipal bonds and other portfolio securities in which the Fund invests are traded primarily in the over-the-counter markets and are valued at the last available bid price in the over-the-counter market or on the basis of yield equivalents as obtained from one or more dealers that make markets in the securities. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their settlement prices as of the close of such exchanges. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-counter-market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term investments with remaining maturities of sixty days or less are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Fund, including valuations furnished by a pricing service retained by the Fund, which may utilize a matrix system for valuations. The procedures of the pricing service and its valuations are reviewed by the officers of the Fund under the general supervision of the Board of Directors.

(b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

* Options--The Fund is authorized to write covered call options and purchase put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

(c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Interest income is recognized on the accrual basis. Discounts and market premiums are amortized into interest income. Realized gains and losses on security transactions are determined on the identified cost basis.

(e) Deferred organization and prepaid registration fees--Deferred organization expenses are amortized on a straight-line basis over a period not exceeding five years. In accordance with Statement of Position 98-5, any unamortized organization expenses will be expensed on the first day of the next fiscal year beginning after December 15, 1998. This charge will not have any material impact on the operations of the Fund. Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates. Distributions in excess of realized capital gains are due primarily to differing tax treatments for futures transactions.


2. Investment Advisory Agreement and Transactions with
Affiliates:
The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is
Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner.

FAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at an annual rate of .50% of the Fund's average daily net assets, including proceeds from the issuance of Preferred Stock. For the six months ended April 30, 2000, FAM earned fees of $381,385, of which $76,277 was voluntarily waived.

The Fund also has entered into an Administrative Services Agreement with FAM whereby FAM will receive a fee equal to an annual rate of
 .25% of the Fund's average daily net assets, in return for the performance of administrative services (other than investment advice and related porfolio activities) necessary for the operation of the Fund.

For the six months ended April 30, 2000, Merrill Lynch Funds
Distributors ("MLFD"), a division of Princeton Funds Distributor,
Inc. ("PFD"), earned early withdrawal charges of $63,328 relating to the tender of the Fund's shares.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by FAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of FAM, PSI, FDS, PFD, and/or ML & Co.


3. Investments:
Purchases and sales of investments, excluding short-term securities, for six months ended April 30, 2000 were $70,995,775 and $75,221,565, respectively.

Net realized losses for six months ended April 30, 2000 and net unrealized losses as of April 30, 2000, were as follows:

                                     Realized     Unrealized
                                     Losses         Losses

Long-term investments             $(6,270,225)   $(6,858,308)
                                  -----------    -----------
Total                             $(6,270,225)   $(6,858,308)
                                  ===========    ===========

As of April 30, 2000, net unrealized depreciation for Federal income tax purposes aggregated $6,858,308, of which $1,096,018 related to appreciated securities and $7,954,326 related to depreciated securities. The aggregate cost of investments at April 30, 2000 for Federal income tax purposes was $155,516,589.


Merrill Lynch Municipal Strategy Fund, Inc., April 30, 2000


NOTES TO FINANCIAL STATEMENTS (concluded)


4. Capital Stock Transactions:
The Fund is authorized to issue 200,000,000 shares of capital stock, including Preferred Stock, par value $.10 per share, all of which were initially classified as Common Stock. The Board of Directors is authorized, however, to reclassify any unissued shares of capital stock without approval of the holders of Common Stock.

Transactions in Common Stock were as follows:


For the Six Months Ended                            Dollar
April 30, 2000                        Shares        Amount

Shares sold                           470,715   $  4,112,243
Shares issued to shareholders in
reinvestment of dividends             102,599        894,186
                                 ------------   ------------
Total issued                          573,314      5,006,429
Shares tendered                    (1,340,063)   (11,775,307)
                                 ------------   ------------
Net decrease                         (766,749)  $ (6,768,878)
                                 ============   ============


For the Year Ended                                  Dollar
October 31, 1999                      Shares        Amount

Shares sold                         2,518,676   $ 26,054,342
Shares issued to shareholders in
reinvestment of dividends and
distributions                         295,128      3,036,851
                                 ------------   ------------
Total issued                        2,813,804     29,091,193
Shares tendered                    (1,838,103)   (18,716,725)
                                 ------------   ------------
Net increase                          975,701   $ 10,374,468
                                 ============   ============

Preferred Stock
Auction Market Preferred Stock ("AMPS") are shares of Preferred Stock of the Fund, with a par value of $.10 per share and a liquidation preference of $25,000 per share, that entitle their holders to receive cash dividends at an annual rate that may vary for the successive dividend periods. The yield in effect at April 30, 2000 was 4.35%.

In connection with the offering of AMPS, the Board of Directors reclassified 40,000 shares of unissued capital stock as AMPS. AMPS shares outstanding during the six months ended April 30, 2000 remained constant and during the year ended October 31, 1999 increased by 400 as a result of shares sold.

The Fund pays commissions to certain broker dealers at the end of each auction at an annual rate ranging from .25% to 1.00%, calculated on the proceeds of each auction. For the six months ended April 30, 2000, Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of FAM, earned $66,476 as commissions.


5. Capital Loss Carryforward:
At October 31, 1999, the Fund had a net capital loss carryforward of approximately $4,320,000, all of which expires in 2007. This amount will be available to offset like amounts of any future taxable gains.